Exhibit 5.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 9, 2020

Board of Directors

Playa Hotels & Resorts N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

Ladies and Gentlemen:

We are acting as counsel to Playa Hotels & Resorts N.V., a Dutch public limited liability company (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $500 million in the aggregate of one or more series of the following securities of the Company: (i) ordinary shares in the Company’s capital, with a nominal value of EUR 0.10 each (the “Ordinary Shares”), (ii) warrants to purchase Ordinary Shares (the “Warrants”), (iii) subscription rights to purchase Ordinary Shares or Warrants (the “Rights”), and (iv) units representing one or more of the above securities (the “Units” and, together with the Ordinary Shares, Warrants and Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Dutch corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a

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financial institution identified therein as a warrant agent; (iv) any Rights will be issued under one or more subscription rights agreements; (v) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution identified therein, and the members of the Board of Directors of the Company have acted and will act in a manner consistent with their fiduciary duties as required under applicable law in adopting the unit agreement; (vi) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (vii) the Company will remain a Dutch corporation.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any Warrants, under the subscription rights agreement for any Rights and under any unit agreement for any Units, namely, the warrant agent, the rights agent or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by warrant agreement, subscription rights agreement, or unit agreement, as applicable; that such warrant agreement, subscription rights agreement, or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such warrant agreement, subscription rights agreement, or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such warrant agreement, subscription rights agreement, or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Netherlands law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion of even date herewith of NautaDutilh N.V., which is counsel as to Netherlands law to the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(b) The Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

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(c) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP